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                                                                   EXHIBIT 23(a)

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to Form S-3 (Registration Statement No. 333-71409) and related Prospectus of Lockheed Martin Corporation for the shelf registration of $2.5 billion of debt securities and to the incorporation by reference therein of our report dated January 19, 1998, except for Note 2 and the next to last paragraph of Note 16, as to which the date is March 12, 1998, with respect to the consolidated financial statements of Lockheed Martin Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Washington, D.C.
March 12, 1999